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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 13, 2007

Gold Crest Mines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Washington	0-52392	82-0290112
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. Main Ave., Suite 1017 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 462-0315

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (5-06)

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Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On March 13, 2007 the Board of Directors accepted the resignation of Howard Crosby as the President and Chief Executive Officer of the Company.  Mr. Crosby will continue in his duties as a director of the Company.

On March 13, 2007 the Board of Directors appointed Thomas H. Parker as the new President, Chief Executive Officer and a Director of the Company. A mining engineering graduate from the South Dakota School of Mines and Technology, with a Master’s Degree in mineral engineering management from Penn State, Mr. Parker has worked extensively in senior management positions in the mining industry for more than forty years.

Most recently, he was the President and CEO for High Plains Uranium, Inc., a uranium company focusing on ISL uranium properties in Wyoming and Texas.  High Plains has been acquired by Energy Metals Corporation, a leader in the ISL uranium industry.  Prior to High Plains, Mr. Parker was Executive Vice President of Anderson and Schwab, a prestigious New York based consulting firm where his clients included UBS, Norilsk Nickel and Inco. Before joining Anderson and Schwab, he was Chief Executive Officer of Costain Coal, where he managed a $425 million company with 22 operating coal mines and over 2,000 employees.

Earlier in his career, Mr. Parker managed mining operations for Arco Coal, Anaconda Minerals and Kerr McGee, among others. From 1978 to 1981, he was director and project manager for Conoco’s uranium joint venture with Cogema and the French Government in Niger. He has extensive experience in Australia, Venezuela and Canada as well many of the western states.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD CREST MINES, INC.

/s/ Thomas H. Parker

By:_________________________________

Thomas H. Parker, President

Date:  March 14, 2007